Immediate Release

Contact: Ken Lamb
248.754.0884

BORGWARNER POSTS STRONG FIRST QUARTER EARNINGS OF $0.63 PER DILUTED SHARE
THE COMPANY INCREASES 2010 EARNINGS EXPECTATION BY APPROXIMATELY 50%

Auburn Hills, Michigan, April 29, 2010 – BorgWarner Inc. (NYSE:  BWA) today reported first quarter 2010 U.S. GAAP earnings of $0.63 per diluted share compared with a net loss of $(0.06) a year ago.  Sales were up 57.0% from first quarter 2009 as growing demand for its fuel-efficient technologies, along with strengthening global production volumes, drove the global powertrain systems supplier’s strong results.

Company Highlights:
•	Increases 2010 earnings expectation by approximately 50%. Revises earnings guidance to $2.20 to $2.50 per diluted share, up from $1.40 to $1.70 per diluted share.
•	Expects revenue growth of 28% to 32% compared with 2009, up from previous revenue growth guidance of 15% to 19%.
•
In April, acquired Dytech ENSA SL, a producer of exhaust gas recirculation (EGR) coolers, EGR tubes, and integrated EGR modules including valves for automotive and commercial vehicle applications, both on- and off-road.

•	Recently opened a new technical center in Shanghai, China and a new BorgWarner Thermal Systems manufacturing facility in Chennai, India.

First Quarter Highlights:
•	Sales were $1,286.8 million, up 57.0% from first quarter 2009.
•	U.S. GAAP earnings were $0.63 per diluted share. For comparison with other periods, first quarter 2010 earnings were $0.65 per diluted share excluding non-recurring items.
•	Operating income was $106.6 million, or 8.3% of sales.
•	Net debt to capital ratio at the end of the quarter was 19.2%.

First Quarter Performance:  “Strong sales growth combined with cost controls drove first quarter results,” said Timothy Manganello, Chairman and CEO of BorgWarner.  “Growing demand for our technology around the world and improved volumes in our base business drove higher sales.  Most notably, our sales in Asia more than doubled from the same period a year ago. We successfully controlled costs while growing our sales during the quarter, resulting in a solid operating income margin of 8.3%. Our earnings performance of $0.65 per diluted share, excluding non-recurring items, in first quarter 2010 was a significant improvement from the same period a year ago.”

2010 Revised Outlook:  Today the Company raised its earnings guidance for 2010 to a range of $2.20 to $2.50 per diluted share.  Revenue growth in 2010 is now expected to be 28% to 32% compared with 2009. “Production levels in first quarter 2010 were stronger than expected and demand appears to be based on fundamental improvements in the market,” Manganello said.  “The pace of recovery in North American production volumes continues to accelerate, we see a favorable shift in Europe toward vehicles with higher BorgWarner content, including diesels, and our sales growth in Asia continues to gain momentum.”
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BORGWARNER POSTS STRONG FIRST QUARTER/2

Financial Results:  Sales were $1,286.8 million in first quarter 2010, up 57.0% from $819.5 million in first quarter 2009.  Net earnings in the quarter were $76.2 million, or $0.63 per diluted share, compared with a net loss of $(7.0) million, or $(0.06) per diluted share in first quarter 2009. First quarter 2010 net earnings included non-recurring items of $(0.02) per diluted share. First quarter 2009 net earnings included net non-recurring items of $0.06 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures.  The impact of foreign currencies in first quarter 2010, primarily the Euro, increased sales by $59.6 million, while the impact on net earnings was $0.04 per diluted share.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings or (loss) per diluted share	First Quarter
	2010	2009

Non – U.S. GAAP	$0.65	$(0.12)

Reconciliations:
Medicare Part D tax law change	(0.02)
Interest rate derivative agreements		(0.06)
Topic 805, Business Combinations, adoption		(0.03)
Muncie closure retiree obligation net gain		0.15

U.S. GAAP	$0.63	$(0.06)

Net cash provided by operating activities was $64.1 million in first quarter 2010 compared with $68.0 million in first quarter 2009.  Investments in capital expenditures, including tooling outlays, totaled $55.3 million in first quarter 2010, compared with $38.6 million in first quarter 2009.  Balance sheet debt increased by $64.1 million compared with the end of 2009 primarily due to the adoption of amended ASC Topic 860, Accounting for Transfer of Financial Assets, which requires the Company to reflect its $50 million receivables securitization facility in its financial statements. Cash on hand increased by $16.7 million during the quarter. The ratio of balance sheet debt net of cash to capital was 19.2% at the end of first quarter 2010 compared with 17.9% at the end of 2009.

Engine Group Results:  Engine segment net sales were $906.0 million in first quarter 2010, up 45.1% from $624.5 million in the prior year’s quarter as a result of strong global sales growth in all major product groups. Excluding the impact of currency, sales were up approximately 38%.  Segment earnings before interest and income taxes were $106.7 million.

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BORGWARNER POSTS STRONG FIRST QUARTER/3

Drivetrain Group Results:  Drivetrain segment net sales were $385.8 million in first quarter 2010, up 94.7% from $198.2 million in the prior year’s quarter.  Excluding the impact of currency, sales were up approximately 87%.  Sharply higher sales of transmission components and torque management devices in Europe, Asia and the U.S. boosted results. Segment earnings before interest and income taxes were $36.7 million.

Recent Highlights:  The following announcements were made during the last three months:
•
Global powertrain supplier BorgWarner has acquired Dytech ENSA SL, a producer of exhaust gas recirculation (EGR) coolers, EGR tubes, and integrated EGR modules including valves for automotive and commercial vehicle applications, both on- and off-road. With locations in Spain, Portugal and India, Dytech ENSA employs approximately 1,000 people and supplies customers such as Renault/Nissan, VW/Audi, Ford, Fiat, Navistar, GM, Daimler, PSA, Suzuki, Mahindra & Mahindra, TATA, Ashok Leyland, MAN, and IVECO. Dytech ENSA’s annual sales for 2009 were approximately $180 million. Terms were not disclosed.

•
BorgWarner’s award-winning Cam Torque Actuated (CTA™) variable cam timing (VCT) technology and timing drive system featuring BorgWarner’s resonance attenuation technology, improve the horsepower and reduce emissions for the 2011 Ford Mustang GT’s all-new 5.0-liter V8 engine. The new 5.0-liter Mustang is the first to feature both advanced technologies from BorgWarner.

•
BorgWarner Thermal Systems recently opened a new manufacturing facility near Chennai, India. The new 65,000-square-foot (6,000-square-meter) facility is located in a high-tech business park. The environmentally friendly building will provide manufacturing, engineering, sales, and administrative space as well as room for future expansion.

•
BorgWarner officially opened a new technical center in Zizhu Science Park on March 22, 2010 in Shanghai, China. By 2012, the facility will be one of the largest in BorgWarner’s network of global technical centers and is expected to employ about 400 people. Employees at the center will collaborate on engine and drivetrain product research and development, application engineering, and country management functions to provide its customers with the latest in powertrain technology.

•
BorgWarner supplies twin scroll turbochargers for the BMW 535i Gran Turismo featuring a newly developed 3.0-liter six-cylinder inline direct injection gasoline engine launched in October 2009 in Europe.

•
BorgWarner’s 31-03 eGearDrive™ transmission will propel the 2011 Transit Connect Electric, Ford’s first all-electric production vehicle based on the global Transit Connect, the 2010 North American Truck of the Year.

•
BorgWarner has developed, in close cooperation with BMW, a new generation of high-voltage electric cabin heaters for BMW’s MINI E cars. The new cabin heater can be modified for all-electric and hybrid vehicles with various electrical system voltages.

•	On March 31, 2010, the Company replaced its $250 million multi-currency revolving credit facility with a new three-year, $550 million multi-currency revolving credit facility.

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BORGWARNER POSTS STRONG FIRST QUARTER/4

At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 61 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

# # #
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$1,286.8	$819.5
Cost of sales	1,048.3	739.9
Gross profit	238.5	79.6

Selling, general and administrative expenses	130.3	74.1
Other expense	1.6	-
Operating income	106.6	5.5

Equity in affiliates' earnings, net of tax	(9.3)	(0.2)
Interest income	(0.6)	(0.5)
Interest expense and finance charges	14.2	19.1
Earnings (loss) before income taxes and noncontrolling interest	102.3	(12.9)

Provision (benefit) for income taxes	20.9	(6.6)
Net earnings (loss)	81.4	(6.3)

Net earnings attributable to the noncontrolling interest, net of tax	5.2	0.7
Net earnings (loss) attributable to BorgWarner Inc.	$76.2	$(7.0)

Reconciliation to diluted earnings (loss) per share:

Net earnings (loss) attributable to BorgWarner Inc.	$76.2	$(7.0)
Addback net interest expense on convertible debt	5.0	-
Diluted net earnings (loss) attributable to BorgWarner Inc.	$81.2	$(7.0)

Earnings (loss) per share - diluted	$0.63	$(0.06)

Weighted average shares outstanding (millions) - diluted	129.7	116.0

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2010	2009

Capital expenditures, including tooling outlays	$55.3	$38.6

Depreciation and amortization:
Fixed assets and tooling	$57.1	$57.3
Other	6.5	5.8
	$63.6	$63.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2010	2009

Engine	$906.0	$624.5

Drivetrain	385.8	198.2

Inter-segment eliminations	(5.0)	(3.2)

Net sales	$1,286.8	$819.5

Segment Earnings (Loss) Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,

	2010	2009

Engine	$106.7	$35.9

Drivetrain	36.7	(32.7)

Segment earnings before interest and income taxes ("Segment EBIT")	143.4	3.2

Muncie closure retiree obligation net gain	-	27.9

Corporate, including equity in affiliates' earnings
and stock-based compensation	(27.5)	(25.4)

Consolidated earnings before interest and income taxes ("EBIT")	115.9	5.7

Interest income	(0.6)	(0.5)

Interest expense and finance charges	14.2	19.1

Earnings (loss) before income taxes and noncontrolling interest	102.3	(12.9)

Provision (benefit) for income taxes	20.9	(6.6)

Net earnings (loss)	81.4	(6.3)

Net earnings attributable to the noncontrolling interest, net of tax	5.2	0.7

Net earnings (loss) attributable to BorgWarner Inc.	$76.2	$(7.0)

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2010	December 31, 2009

Assets

Cash	$374.1	$357.4
Receivables, net	885.2	732.0
Inventories, net	350.3	314.3
Other current assets	149.4	148.1
Total current assets	1,759.0	1,551.8

Property, plant and equipment, net	1,436.4	1,490.3
Other non-current assets	1,770.8	1,769.3
Total assets	$4,966.2	$4,811.4

Liabilities and Stockholders' Equity

Notes payable and other short-term debt	$132.4	$69.1
Accounts payable and accrued expenses	1,042.6	977.1
Income taxes payable	10.1	-
Total current liabilities	1,185.1	1,046.2

Long-term debt	774.0	773.2
Other non-current liabilities	764.3	769.3

Total BorgWarner Inc. stockholders' equity	2,204.2	2,185.3
Noncontrolling interest	38.6	37.4
Total stockholders' equity	2,242.8	2,222.7

Total liabilities and stockholders' equity	$4,966.2	$4,811.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2010	2009

Operating
Net earnings (loss)	$81.4	$(6.3)
Non-cash charges (credits) to operations:
Depreciation and amortization	63.6	63.1
Convertible bond premium amortization	4.4	-
Deferred income tax benefit	(3.8)	(12.1)
Other non-cash items	(6.1)	49.6
Net earnings (loss) adjusted for non-cash charges to operations	139.5	94.3
Changes in assets and liabilities	(75.4)	(26.3)
Net cash provided by operating activities	64.1	68.0

Investing
Capital expenditures, including tooling outlays	(55.3)	(38.6)
Net proceeds from asset disposals	2.0	5.2
Proceeds from sale of business	5.0	-
Net cash used in investing activities	(48.3)	(33.4)

Financing
Increase in notes payable	13.9	70.2
Net change in long-term debt	(2.5)	(116.7)
Payments for noncontrolling interest acquired	-	(12.2)
Proceeds from interest rate swap termination	-	30.0
Proceeds from stock options exercised, including the tax benefit	15.1	0.5
Dividends paid to BorgWarner stockholders	-	(13.8)
Dividends paid to noncontrolling stockholders	(5.0)	(4.6)
Net cash provided by (used in) financing activities	21.5	(46.6)

Effect of exchange rate changes on cash	(20.6)	(0.6)

Net increase (decrease) in cash	16.7	(12.6)

Cash at beginning of year	357.4	103.4
Cash at end of period	$374.1	$90.8